MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Kinetic Group, Inc.

We consent to the use of our report dated November 14, 2018 with respect to the financial statements of Kinetic Group, Inc. as of September 30, 2018 and 2017 and the related statements of operations, shareholders’ deficit and cash flows for the periods then ended.  We also consent to the reference to our firm under the caption “Experts” in the Form 10-K.

Michael Gillespie & Associates, PLLC

Seattle, Washington

November 14, 2018

/S/ Michael Gillespie & Associates, PLLC